Exhibit 12.1

American Tire Distributors, Inc.

Statement Regarding Computation of Ratio of Earnings to Fixed Charges

(Amounts in thousands, except ratio amounts)

	Three months Ended April 2, 2005 (unaudited)	Three months Ended April 3, 2004 (unaudited)	Twelve months Ended January 1, 2005 (unaudited)	Twelve months Ended December 27, 2003 (unaudited)	Twelve months Ended December 28, 2002 (unaudited)	Twelve months Ended December 29, 2001 (unaudited)		Twelve months Ended December 30, 2000 (unaudited)
Consolidated pretax income (loss) from continuing operations	(20,947)	9,398	41,277	27,176	62,693	(23,798)		1,657
Interest	3,682	3,494	13,371	14,071	18,705	28,639		26,447
Interest portion of rent expense	2,214	1,994	8,412	8,104	8,194	8,500		7,051

Earnings	(15,051)	14,886	63,060	49,351	89,592	13,341		35,155

Interest	3,682	3,494	13,371	14,071	18,705	28,639		26,447
Interest portion of rent expense	2,214	1,994	8,412	8,104	8,194	8,500		7,051

Fixed Charges	5,896	5,488	21,783	22,175	26,899	37,139		33,498

Ratio of Earnings to Fixed Charges	— (a)	2.71	2.89	2.23	3.33	—	(a)	1.05

(a)	In first quarter fiscal 2005 and fiscal 2001, earnings were insufficient to cover fixed charges by $20.9 million and $23.8 million, respectively.